Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Carolina Bank Holdings, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Carolina Bank Holdings, Inc. of our report, dated March 26, 2015, related to the consolidated financial statements of Carolina Bank Holdings, Inc. as of December 31, 2014 and 2013 and for the years then ended, which report appears in the annual report on Form 10-K of Carolina Bank Holdings, Inc. for the year ended December 31, 2014.

We also consent to the reference to our firm under the captions “Experts” in this Registration Statement.

/s/ Elliott Davis Decosimo PLLC

Elliott Davis Decosimo, PLLC

Charlotte, North Carolina

April 29, 2015